Exhibit 10.1

Via Email

Email: amit@damaak.com

July 26, 2025

Amit Singh

963 Eames Walk

West Sacramento, California 9569

Re: Directors Offer Letter

Dear Amit:

SolarWindow Technologies, Inc., a Nevada Corporation (the “Company”), is pleased to offer you a position as a member of its Board of Directors (the “Board”). Should you choose to accept this position as a member of the Board this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company as a member of the Board (the “Board Services”). The Board Services shall be in addition to, and not in mitigation or in lieu of the services provided by you pursuant to the terms of your employment as the Company’s President and Chief Executive Officer under the terms of that certain Offer Letter Agreement of employment dated May 14, 2024 (the “Employment Agreement”).

1.                        Term. This Agreement shall become effective, and your term as a member of the Board shall commence, on August 1, 2025 (the “Effective Date”). Your term as a member of the Board shall continue subject to the provisions in Section 3 below or until your successor is duly elected or appointed and qualified. You shall be eligible for re-election each year at the annual meeting of stockholders or by written consent of the stockholders owning a majority of the Company’s issued and outstanding voting securities.

2.                        Duties. You will render services as a member of the Board in accordance with high professional and ethical standards and in accordance with applicable laws, rules and regulations pertaining to your performance under this Agreement. In addition, you agree to comply with all policies of the Company, including the Company’s policy with respect to insider trading. You will use your reasonable best efforts to attend all meetings of the Board which take place six times per year and that may be called ad hoc from time to time, either in-person, by telephone or means of audio-visual communication. You will serve as a member of the Board, and you may be appointed as a member of one or more Board committees that will be determined by the reconstituted Board at a future date once the full Board is reconstituted. In addition, you will use your reasonable best efforts to attend meetings of these committees as required by its members pursuant to its Charter as may be called from time to time. You will use your best efforts to promote the interests of the Company. The services described in this Section 2 are hereinafter referred to as your “Duties.”

SOLARWINDOW.COM   |   9375 E. Shea Blvd ● Suite 107-B ● Scottsdale AZ 85260

3.                        Termination and Resignation.

3.1            Your membership on the Board may be terminated as provided in the Company’s organizational documents, pursuant to applicable law, including but not limited to your removal by the Company’s shareholders, or by the Board for cause as set forth in Section 3.2. You may also terminate your membership on the Board for any or no reason by delivering written notice of your resignation to the Chief Executive Officer of the Company (“Resignation”). Such Resignation shall be effective on the later of the date of its delivery or the date specified in the Resignation. Upon the effective date of the termination or Resignation, your right to compensation under this Agreement will terminate, subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with performing your Duties as of the effective date of such termination or Resignation as well the terms of the Plan and Option Agreement. Should the Employment Agreement be terminated, such termination shall constitute your Resignation under this Section 3.1 unless otherwise agreed in writing between you and the Company.

3.2             The Company may terminate your membership on the Board, if the Board determines that you have:

   3.2.1          materially breached any provision hereof or habitually neglected the duties which you were required to perform under any provision of this Agreement;

   3.2.2          misappropriated funds or property of the Company or otherwise engaged in acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude, even if not in connection with the performance of your duties hereunder, which could reasonably be expected to result in serious prejudice to the interests of the Company if you were retained as a director;

   3.2.3          secured any personal profit not completely disclosed to and approved by the Company in connection with any transaction entered into on behalf of or with the Company or any affiliate of the Company; or

   3.2.4          failed to carry out and perform duties assigned to Director in accordance with the terms hereof in a manner acceptable to the Board after a written demand for substantial performance is delivered to Director which identifies the manner in which Director has not substantially performed Director’s duties and provided further that Director shall be given a reasonable opportunity to cure such failure;

For purposes of this Section 3.2 you shall not be terminated for Cause without (i) reasonable notice to you setting forth the reasons for the Company’s intention to Terminate for Cause and a reasonable opportunity to cure such situation (if capable of cure), (ii) an opportunity for you together with counsel, to be heard before the Board, and (iii) delivery to the Director of a notice of termination from the Board of the Company, finding that, in the good faith opinion of the Board, you had engaged in the conduct set forth above and specifying the particulars thereof in detail.

4.                        Employment Agreement.

4.1               As an employee director you shall receive no additional compensation beyond the compensation set forth in the Employment Agreement, as the same may from time to time be amended or restated.

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4.2               Except as otherwise specifically provided in this Agreement the terms and conditions of your Employment Agreement, as its may from time to time be amended or restated, continue to govern your relationship with the Company.

This Agreement has been executed and delivered by the undersigned and shall be effective as of the Effective Date.

SolarWindow Technologies, Inc.

9375 E. Shea Blvd, Suite 107-B

Scottsdale, AZ 85260

Attention: Amit Singh

Email: justin@solarwindow.com

Agreed and Accepted on	July 28	, 2025

Amit Singh

Amit Singh

963 Eames Walk

West Sacramento, California 95691

Email: amit@damaak.com

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